Exhibit 99.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Asset Management, Inc., its successors and assigns (“Envestnet”) and Charles F. Tennant (“Employee”) (together, the “Parties”).

WHEREAS, Employee’s employment with Envestnet is being terminated;

WHEREAS, Envestnet wishes to provide Employee with certain benefits in exchange for a general release of claims; and

WHEREAS, the Parties wish to resolve all matters related to Employee’s employment with and termination from Envestnet in an amicable manner.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

TERMINATION DATE.

1.1. Employee’s termination from employment with Envestnet is effective August 15, 2011. (“Termination Date”).

VALUABLE CONSIDERATION.

1.2. Envestnet agrees to pay Employee severance pay in an amount equivalent to ten (10) months of his base salary as in effect on the Termination Date. This amount will be paid as a lump sum on, or the day immediately following, the Effective Date, less required tax withholdings. See section 10 for more information on the Effective Date.

1.3. In addition, for up to eighteen (18) months beginning on the first of the month following the Termination Date, Employee will be covered under previously elected medical, dental and vision insurance programs under the COBRA program, at no cost to the Employee, provided Employee elects COBRA coverage.

1.4. Since Employee is a Named Executive Officer of the Company, Employee will be given twelve (12) months to exercise any options that have vested by the Termination Date. No additional unvested options will vest during this period. All unvested options will be forfeited.

1.5. Employee acknowledges that the benefits described above are over and above anything owed to him by law, contract or under the policies of Envestnet, and that they are being provided to Employee expressly in exchange for him entering into this Agreement and performing his duties in a professional manner through the Termination Date.

RELEASE, WAIVER AND COVENANTS NOT TO SUE.

1.6. Employee hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Envestnet, including its owners, officers, directors, parents, subsidiaries, employees, affiliates, agents, attorneys, joint ventures, successors and/or assigns (Envestnet together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act and the state law equivalents of any of these statutes. It also includes any common law claims, including contract and tort claims.

1.7. Employee also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.

1.8. This agreement not to file a lawsuit does not apply to any claims that arise under the Age Discrimination in Employment Act based on events that take place after the date on which Employee signs this Agreement or to any lawsuit Employee may file to enforce this Agreement.

2.	LEGAL FEES.

2.1. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorney fees paid or incurred in good faith.

3.	CONFIDENTIALITY.

3.1. Employee agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Envestnet, except that he may discuss the terms of this Agreement with his attorney and/or tax advisor, and as required by law.

NON-DISPARAGEMENT.

3.2. Employee confirms and agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way.

KNOWING AND VOLUNTARY RELEASE.

3.3. Employee agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.

3.4. Employee acknowledges that he has 21 days in which to consider whether to sign this Agreement. However, Employee may NOT sign this Agreement prior to the Termination Date.

3.5. EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

ENTIRE AGREEMENT AND SEVERABILITY.

3.6. The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have.

3.7. Employee and Envestnet further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

APPLICABLE LAW.

3.8. This Agreement is governed by the laws of the state of Illinois.

EFFECTIVE DATE.

3.9. To accept the terms of this Agreement, Employee must sign this Agreement and deliver it by September 1, 2011 to Envestnet, c/o Tim Schalke (35 E. Wacker Dr., Suite 2400, Chicago, IL 60601; fax: 312-827-7945; tim.schalke@envestnet.com).

3.10. This Agreement becomes effective and binding on the parties seven days after the date on which it is executed by Employee (“Effective Date”).

3.11. Employee may revoke this Agreement during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Mr. Schalke.

3.12. This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

CHARLES F. TENNANT	ENVESTNET ASSET MANAGEMENT

/s/ Charles F. Tennant	By: Tim Schalke

Date: 8/15/2011	Title: Vice President, Director of Human Resources

Date: 8/15/2011